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                                                                    EXHIBIT 99.1


WESTERN DIGITAL ANNOUNCES Q2 REVENUE, UNITS, EPS WILL EXCEED GUIDANCE; $14 MILLION OPERATING PROFIT EXPECTED FROM HDD BUSINESS


TO INCREASE COST EFFICIENCIES AND MAINTAIN MANUFACTURING FLEXIBILITY, COMPANY SIGNS AGREEMENT TO ACQUIRE THAILAND FACILITY FROM FUJITSU

LAKE FOREST, Calif. -- Dec. 20, 2001 -- Western Digital Corp. (NYSE: WDC) today announced that revenue, unit shipments and profitability for its second fiscal quarter ending December 28, 2001 are expected to exceed its earlier guidance.

The Company expects Q2 revenue in the range of $540 million to $550 million on unit shipments of approximately 7.5 million. Earnings per share are expected to be approximately $.04 -- the Company's first profit on a consolidated basis excluding non-recurring items since the quarter ending December 1998. Western Digital had earlier said it would post revenue in the range of $490 million to $520 million on unit shipments of 6 million to 6.5 million, and would break even or report a profit of $.01 per share for the quarter. In the year-ago period, the Company reported revenue of $562 million on unit shipments of 6.1 million and a loss of $.04 per share, excluding non-recurring items.

The anticipated Q2 results include an operating profit of approximately $14 million from the hard drive business, compared with an operating profit of $12 million in the second quarter of fiscal 2001 and $4 million in the first quarter of fiscal 2002.(1)

The Company will announce its final results for the second fiscal quarter after the market closes on January 24, 2002.

"Better-than-expected demand for WD hard drives from all our channels in the PC industry underscored the strengths of our product portfolio, customer base, and business model," said Matt Massengill, chairman, chief executive officer and president of Western Digital. "We had anticipated solid sequential growth this quarter based on increases in drive shipments to Microsoft for its Xbox gaming system and from additional volumes caused by Fujitsu's exit from the desktop HDD business. In addition to these factors, the upside came from the strength of demand in the PC sector and our ability to meet that demand with our broadened family of products."

Separately, Western Digital announced it has signed a definitive agreement with Fujitsu (Thailand) Company Ltd. to purchase a 155,000-square foot hard drive and head stack assembly facility near Bangkok, Thailand. The transaction, which is expected to close in January, will include land, building and equipment. The purchase price was not disclosed and will not be material to Western Digital's current or future capital expenditures.

"The addition of this facility and its highly-trained HDD and head-stacking workforce will ensure that our manufacturing model remains highly-focused and cost efficient, and continues to have the flexibility to quickly shift mix in response to customer needs," said Arif Shakeel, executive vice president and chief operating officer of Western Digital. "As we bring on this new capability, we will maintain Western Digital's operating philosophy

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of managing build plans to meet existing market demand. At the same time, this step will help mitigate the potential risks of having all HDD manufacturing conducted in a single site."

Shakeel indicated that the Thailand facility will complement WD's existing manufacturing facility in Kuala Lumpur, Malaysia, by providing both head stack assembly and final assembly of its value line of hard drives. The Thailand facility will be retrofitted to the Company's processes and quality standards and is expected to be operational during the March quarter.

1. The prior year results reflect the previously announced restatements for the adoption of SEC Staff Accounting Bulletin No. 101 and reclassification of the Company's Connex and SANavigator businesses as discontinued operations.

CONFERENCE CALL & WEBCAST:

Live Webcast: Investors can listen to a live webcast of Western Digital's investment community conference call today at 1:30 pm PST by logging onto the Conference Call page of the investor relations section of our Web site at the following address http://199.230.26.96/wdc/confcalls.shtml. An archive of the webcast will be available at this same location. Dial-in number: 712.271.3216,
Passcode: Western Digital

Telephone Replay: An audio replay of the conference call will be available for two weeks beginning today at approximately 5:00 pm PST at 402.220.3763.

ABOUT WESTERN DIGITAL

Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The Company's core business produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss. Applying its data storage core competencies to emerging markets, Western Digital's new ventures Cameo Technologies, Keen Personal Media and SageTree meet the increasing demand for innovative information management solutions arising from the proliferation of Internet and broadband services.

Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the Company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

This release contains forward-looking statements, including statements relating to the range of the Company's expected revenue, unit shipments and earnings for its second fiscal quarter, close of the purchase transaction in Thailand, and the expected operation of and benefits from the new facility. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: the volume of shipments for the remainder of the quarter; pricing trends; achievement of operational efficiencies and unit sales growth; overall supply and

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customer demand in the hard drive industry; continued leadership in time-to-market and time-to-volume of our new hard drives; changes in customer order patterns; successful qualification of our drives with key OEM customers; business conditions and growth in the computing industry; and other factors discussed in our recent SEC filings. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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Western Digital is a registered trademark of Western Digital Technologies, Inc.
Keen Personal Media and TV4me are trademarks of Keen Personal Media, Inc. SageTree is a registered trademark of SageTree, Inc. Cameo is a registered trademark of Cameo Technologies, Inc. All other brand and product names mentioned herein are the property of their respective companies.



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